Exhibit 99.1

The First Bancshares, Inc. Reports Increased Earnings

HATTIESBURG, Miss.--(BUSINESS WIRE)--October 20, 2009--The First Bancshares, Inc. (Nasdaq: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the Company for the quarter ended September 30, 2009.

Net income available to common shareholders for the three months ended September 30, 2009 amounted to $693,000 or $0.23 per diluted share, compared to $335,000 or $0.11 per diluted share for the same quarter in 2008, an increase of $358,000 or $0.12 per diluted share.

Hoppy Cole, Chief Executive Officer, commented, “We are pleased to report an improvement in our third quarter earnings. Positive loan growth, improvement in our net interest margin, and a reduction in our operating expenses are the result of focused efforts by our employees to improve the bank’s performance in a challenging economic environment.”

The following are key achievements in the last three months ended September 30, 2009:

  Total assets increased to $485,889,000
  Total loans increased to $321,402,000
  Net interest margin increased to 3.59% from 3.54% at June 30, 2009
  Total borrowed funds decreased 9.6% to $32,063,000

Net Interest Income and Non-Interest Income Decreased

Net interest income for the quarter ended September 30, 2009, was $4.0 million, a $481,000 decrease compared to the third quarter in 2008. Most of this decline was caused by the decrease in loans of 4.4% over the last 12 months. Efforts are ongoing in relation to reducing the Company’s funding costs. We have seen loan activity increase and funding costs decrease over the past several months and expect that to continue to improve this year. Non-interest income decreased for the third quarter of 2009 by $47,000 or 5.9% as compared to the third quarter of 2008.

Non-Interest Expense Decreased

Non-interest expense for the three months ended September 30 decreased to $3.7 million as compared to $4.1 million for the same period in 2008. This represents a decrease of 9.3% in non-interest expenses. This reflects an ongoing effort to reduce expenses while maintaining our current level of customer service. Non-interest expense for the nine months ended September 30 decreased $968,000 or 7.9% to $11.3 million as compared to $12.2 million for the nine months ended September 30, 2008. We achieved this overall decrease of $968,000 while our FDIC and OCC assessments reflected an increase of $388,000 over same period.

Total Assets, Net Loans and Deposits Comparison

Total assets were up $11.1 million, or 2.3%, between December 31, 2008, and September 30, 2009. Deposits saw an increase of $15.4 million or 4.1% over the same period. Total loans net of unearned discount were down $1.7 million, or 0.5%, between December 31, 2008, and September 30, 2009. The decline in our loan portfolio is due in part to the slow down of the economy and a conscious effort to reduce our exposure to residential construction and commercial real estate. The decline in loans slowed during the first quarter and total loans reflected an increase over the second and third quarters.

At September 30, 2009, The First Bancshares reported total loans of $321.4 million, total assets of $485.9 million, total deposits of $393.5 million and stockholders’ equity of $43.2 million. Return on average assets was .58% and return on average equity was 6.95% for the quarter.

Asset Quality

Non-accrual loans increased between September 30, 2008, and September 30, 2009, from $3.3 million to $6.0 million. This is an increase from .98% of loans to 1.86%. The increase in the total amount of non-accrual loans is due to a slowing real estate market. Overall, nonperforming loans remain well below our peer group. We believe that our bank has been pro active in the identification and management of potential problem loans. We have increased our allowance for loan losses to 1.52% of total loans and believe that we are adequately reserved given current market conditions.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)

($ amounts in thousands except earnings per share)

	For the three months ended Sept 30,		For the nine months ended Sept 30,

	2009	2008	2009	2008

Interest income	$6,501	$7,672	$19,775	$24,522
Interest expense	2,493	3,183	7,939	10,989
Net interest income	4,008	4,489	11,836	13,533
Provision for loan losses	(36)	721	1,056	1,721
Net interest income after
provision for loan losses	4,044	3,768	10,780	11,812
Non-interest income	748	795	2,107	2,472
Investment impairment exp	14	-	85	-
Non-interest expense	3,707	4,085	11,255	12,224
Income before income taxes	1,071	478	1,547	2,060
Income taxes	301	143	405	596
Net income	770	335	1,142	1,464
Preferred Dividends	63	-	163	-
Preferred Stock Accretion	14	-	43	-
Net income applicable
to Common Stock	693	335	936	1,464

EPS applicable to common
shareholders–Basic	$.23	$.11	$.31	$.49
EPS applicable to common
shareholders–Diluted	$.23	$.11	$.31	$.48
Dividends per share	$-	$.075	$-	$.225
	Sept 30,	December 31,	Sept 30,
	2009	2008	2008

Total assets	$485,889	$474,824	$489,456
Cash and due from banks	8,390	11,649	17,866
Federal funds sold	10,419	13,359	13,632
Investment securities	119,203	99,691	93,519
Loans, net of unearned interest	321,402	323,085	336,295
Allowance for loan losses as
% of net loans	1.52%	1.50%	1.37%
Loans past due 90 days
And still accruing	381	1,732	604
Non-accrual loans	5,991	3,340	3,309
Deposits-interest bearing	344,766	320,485	335,986
Deposits-non interest bearing	48,730	57,594	55,894
Total deposits	393,496	378,079	391,880
Borrowed funds	32,063	46,027	47,255
Subordinated debentures	10,310	10,310	10,310
Stockholders’ equity	43,180	36,568	35,983
Book value (per share)	12.64	12.23	12.03
Total shares outstanding	3,019,869	2,990,201	2,990,201

CONTACT:
The First Bancshares, Inc.
Hoppy Cole, Chief Executive Officer, 601-268-8998
or
Dee Dee Lowery, Chief Financial Officer, 601-268-8998